EXHIBIT 10.1

AMENDMENT TO THE F&M BANK CORP.

2020 STOCK INCENTIVE PLAN

WHEREAS, F&M Bank Corp. (the “Company”), maintains the F&M Bank Corp. 2020 Stock Incentive Plan, as amended (the “Plan”);

WHEREAS, pursuant to Section 13(b) of the Plan, the board of directors of the Company (the “Board”) is authorized to amend the Plan, subject in certain cases to the approval of the Company’s shareholders;

WHEREAS, the Board deems it to be in the best interests of the Company to amend the Plan to include a definition of “Retirement” under the Plan, allow the Committee to consider acceleration of certain Awards upon a Participant’s Retirement, and clarify the Plan’s terms relating to clawbacks as set forth below; and

WHEREAS, the Board has determined that the amendment set forth below does not require shareholder approval under the Plan or applicable law.

NOW, THEREFORE, in accordance with the provisions of Section 13(b) of the Plan, the Plan is hereby amended in the following respects:

1. Section 2 of the Plan is amended by adding a new Section 2(aa) immediately after Section 2(z) to read as follows, and by renumbering all subsequent subsections within Section 2 accordingly:

(aa) “Retirement” means the termination by the Participant of his or her employment or service with the Company or an Affiliate after the Grantee has attained his or her 65th birthday and has completed at least five consecutive years of employment or service with the Company or an Affiliate as of immediately prior to such termination.

2. Section 15 of the Plan is deleted in its entirety and the following new Section 15 substituted in lieu thereof:

15. Termination of Employment or Service. The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon the termination of employment or service of a Participant, and may provide such terms and conditions in the Award Agreement or in such rules and policies as it may prescribe. If the terms of an Award provide that the Award will be exercisable, or become vested, or that payment will be made thereunder only if the Participant completes a stated period of employment or service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service. Upon termination of a Participant’s employment or service due to such Participant’s Retirement, the Committee may consider, in its sole discretion, whether to accelerate the vesting of some or all of the Participant’s unvested Awards, subject to the terms of the Plan and the applicable Award Agreement.

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3. Section 22 of the Plan is deleted in its entirety and the following new Section 22 substituted in lieu thereof:

22. Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement (including but not limited to Section 954 of the Dodd-Frank Act), will be subject to such deductions, recovery, or repayment as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement, or by any policy adopted by the Company or any Affiliate (including, but not limited to, any policy adopted by the Company or any Affiliate pursuant to any such law, government regulation or stock exchange listing requirement). This Section 22 shall not limit the Company’s right to revoke or cancel an Award or take other action against a Participant for any other reason, including, but not limited to, misconduct.

4. Except as herein amended, the terms and provisions of the Plan shall remain in full force and effect as originally adopted and approved, as amended to date.

IN WITNESS WHEREOF, the undersigned officer of the Company attests that the foregoing Amendment to the F&M Bank Corp. 2020 Stock Incentive Plan was adopted by the Board on May 21, 2026.

F&M BANK CORP.

By:	/s/ Lisa Campbell
Name: Lisa Campbell
Title: EVP and CFO

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